NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS OF CENTRAL PACIFIC FINANCIAL CORP. Restrictions on Trading Central Pacific Financial Corp. Common Stock During Upcoming 401(k) Plan Blackout Period November 10, 2026 This notice is to inform you that, as directors and executive officers of Central Pacific Financial Corp. (the “Company”), you will be prohibited from trading in the Company’s common stock (the “Common Stock”) and any related or derivative securities during a blackout period that will begin at 4:00 p.m. Eastern Time on December 18, 2026, and that is scheduled to end at 4:00 p.m. Eastern Time on December 24, 2026 (the “blackout period”). The blackout period is being imposed, and this notice is required to be provided to you, in order to comply with Section 306 of the Sarbanes-Oxley Act of 2002 and Regulation BTR adopted by the Securities and Exchange Commission in connection with the removal of the Central Pacific Financial Corp Stock Fund (the “CPF Stock Fund”) as an investment option under the Central Pacific Bank 40l(k) Retirement Savings Plan (the “Plan”) and the liquidation of shares of Common Stock held in the CPF Stock Fund under the Plan during the blackout period. Participant balances invested in the CPF Stock Fund under the Plan will be liquidated and transferred to an applicable Vanguard Target Retirement Fund unless the participant elects transfer to a different investment option under the Plan prior to commencement of the blackout period. Trading Restrictions During the blackout period, you will be prohibited from, directly or indirectly, engaging in any purchase, sale, transfer, acquisition, or disposition of any shares of Common Stock, including any options or other derivative securities with respect to the Common Stock, subject to limited exclusions and exemptions. These restrictions apply whether or not you are a participant in, or are eligible to participate in, the Plan. Please note that these trading prohibitions also apply to shares of Common Stock held by immediate family members living with you, or held in trust, or by a controlled partnership or corporation. The Company will advise you if the blackout period ends earlier or later than the scheduled date and time. It is possible that the liquidation of shares of Common Stock held in the Plan may be delayed, in which case, the Company will inform you of any extension of the blackout period. The trading restrictions discussed herein are in addition to the restrictions on trading activity under the Company's Insider Trading Policies and Procedures, which, among other things, generally prohibit trading in the Company’s securities outside of an open “trading window.” Questions If you have any questions concerning this notice, the blackout period, or transactions in Common Stock affected by the blackout period, please contact Glenn Ching, Executive Vice President and Chief Legal Officer of the Company, by telephone at 808-544-0500 or in writing at c/o Central Pacific Bank, 220 South King Street, 22nd Floor, Honolulu, Hawaii 96813.